AMENDMENT NO. 2

THIS AMENDMENT NO. 2 dated as of May 10, 2005 (this “Amendment”) of that certain Credit Agreement referenced below is by and among AMERIGROUP CORPORATION, a Delaware corporation (the “Borrower”), the Guarantors and the Lenders identified on the signature pages hereto and BANK OF AMERICA, N.A., as Administrative Agent. Capitalized terms used but not otherwise defined herein shall have the meanings provided in the Credit Agreement.

W I T N E S S E T H

WHEREAS, a $95 million revolving credit facility has been established in favor of the Borrower pursuant to the terms of that Amended and Restated Credit Agreement dated as of October 22, 2003 (as amended and modified, the “Credit Agreement”) among the Borrower, the Guarantors, the Lenders identified therein, and Bank of America, N.A., as Administrative Agent;

WHEREAS, the Borrower has requested certain modifications to the terms of the Credit Agreement, including, but not limited to, an increase in commitments, a reduction in pricing, and an extension of the tenor thereunder; and

WHEREAS, the Lenders have agreed to the requested modifications on the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of these premises and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

SECTION 1 Amendments to the Credit Agreement. The Credit Agreement is hereby amended in the following respects:

1.1 Defined Terms.

(a) The following defined terms are added to Section 1.01 or, if already defined therein, amended to read as follows:

“Amendment No. 2 Effectiveness Date” means May 10, 2005.”

“Consolidated EBITDA” means, for any period for the Consolidated Group, the sum of (a) Consolidated Net Income, plus (b) to the extent deducted in determining net income, (i) Consolidated Interest Expense, (ii) taxes, (iii) depreciation and amortization, and (iv) non-cash charges relating to equity compensation, in each case on a consolidated basis determined in accordance with GAAP. Except as otherwise expressly provided, the applicable period shall be for the four consecutive fiscal quarters ending as of the date of determination.

“ESPP Shares” means shares of the common stock of the Borrower under the Amerigroup Corporation Employee Stock Purchase Plan effective November 6, 2001.

“Statutory Net Worth” means, for an HMO Subsidiary, the difference between (i) total admitted assets and (ii) total liabilities, in each case as calculated according to the applicable state’s interpretation of SAP.

“Operating Lease” means an operating lease determined in accordance with GAAP.

“Termination Date” means May 10, 2010.

(b) In the definition of “Applicable Percentage”:

(i) The pricing grid is amended to read as follows:

			Eurodollar Rate Loans and
Pricing Level	Consolidated Leverage Ratio	Base Rate Loans	Letter of Credit Fees	Commitment Fee
1	<0.5:1.0	0%	0.875%	0.200%

2	> 0.5:1.0 but < 1.0:1.0	0.250%	1.125%	0.250%

3	> 1.0:1.0 but < 1.5:1.0	0.500%	1.375%	0.250%

4	> 1.5:1.0	0.750%	1.625%	0.325%

(ii) The reference in the proviso to “Pricing Level 3” is amended to read “Pricing Level 4”; and

(iii) The next to last sentence is amended to read as follows:

“The Applicable Percentage in effect for a period of six months following the Amendment No. 2 Effectiveness Date shall be determined based upon Pricing Level 2.”

(c) In the definition of “Borrower Cash Flow,” a new clause (g) is inserted immediately following the last comma of the first sentence to read as follows:

“plus (g) cash proceeds from the exercise of stock options and ESPP Shares, net of the aggregate amount attributed to share redemptions made with cash proceeds from the exercise of stock options and ESPP Shares,”

(d) In the definition of “Borrower Fixed Charges,” the phrase “excluding share redemptions made with cash proceeds from the exercise of stock options and ESPP Shares” is inserted immediately following the reference to “Restricted Payments” in clause (d).

(e) The definition of “Consolidated Net Worth” is deleted.

(f) In the definition of “Restricted Payment”:

(i) Clause (a) is amended by deleting the word “or” in front of the phrase “to the holders, in their capacity as such,”; and

(ii) Clause (b) is amended to read as follows:

“(b) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, or any shares of any class of Capital Stock of any member of the Consolidated Group now or hereafter outstanding (other than share redemptions made with cash proceeds from the exercise of stock options and ESPP Shares), and”

1.2 References to Agreements and Laws. Section 1.05 is amended by inserting the phrase “including Schedules thereto” at the end of the parenthetical.

1.3 Increase in Commitments. Section 2.01 is amended in the following respects:

(a) Aggregate Revolving Committed Amount. In paragraph (a)(i), the reference to “NINETY-FIVE MILLION DOLLARS ($95,000,000)” is amended to read “ONE HUNDRED FIFTY MILLION DOLLARS ($150,000,000)”;

(b) Swing Line Sublimit. In paragraph (c)(i), the reference to “FIVE MILLION DOLLARS ($5,000,000)” is amended to read “TEN MILLION DOLLARS ($10,000,000)”; and

(c) Increase in Revolving Commitments. In paragraph (d), the reference to “ONE HUNDRED TWENTY-FIVE MILLION DOLLARS ($125,000,000)” is amended to read “TWO HUNDRED MILLION DOLLARS ($200,000,000).”

1.4 Mandatory Prepayments. In Section 2.06(b), clauses (ii), (iii), and (iv) are deleted.

1.5 Remedies. In Section 4.05, the references to “Section 10.02” are amended to read “Section 9.02.”

1.6 No Material Adverse Effect. In Section 6.02, the reference to “December 31, 2002” is amended to read “December 31, 2004.”

1.7 Certificates; Other Information. In Section 7.02(b), the reference to “10% of the Company Action Level or the relevant state’s risk-based capital threshold, as applicable, (in each case as determined in accordance with SAP at the immediately preceding fiscal year-end determination thereof) of such HMO Subsidiary” is amended to read as follows:

“the greater of 10% of the HMO Subsidiary’s applicable Statutory Net Worth requirement or $10 million in any fiscal year (in each case as determined in accordance with SAP at the immediately preceding fiscal year-end determination thereof)”

1.8 Investments. In Section 8.02(n), clauses (ix) and (x) are amended to read as follows:

“(ix) with respect to any Acquisition (or series of related Acquisitions) for which the aggregate consideration (including cash and non-cash consideration, the maximum amount of any contingent payment (including, without limitation, obligations to make earn-out payments), the fair value of any Capital Stock of the Borrower issued in connection therewith, and Indebtedness assumed) paid in connection therewith exceeds $50 million, the compliance certificate delivered by the Borrower in connection therewith shall demonstrate all of the following on a Pro Forma Basis after giving effect thereto: (A) the maintenance of a Consolidated Leverage Ratio of no greater than 2.0:1.0; (B) that no Default or Event of Default shall exist; and (C) after giving effect to all borrowings hereunder related to such Acquisition (or series of related Acquisitions), minimum unused availability of at least $25 million shall exist hereunder, and

(x) without the prior consent of the Required Lenders, the total cash consideration (including any assumption of Indebtedness and, with respect to the Person to be acquired, the amount (as determined by the Borrower in good faith at the time of such Acquisition) of projected capital infusions required by Governmental Authorities or necessary in order to maintain compliance with the provisions of this Credit Agreement as of the end of such fiscal year) shall not exceed (A) $100 million (excluding for purposes of such calculation the fair market value of any Capital Stock of any member of the Consolidated Group issued as part of the consideration therefor) in any instance with respect to any such Acquisition (or series of related Acquisitions) and (B) $125 million (excluding for purposes of such calculation the fair market value of any Capital Stock of any member of the Consolidated Group issued as part of the consideration therefor) in the aggregate for all such Acquisitions in any given fiscal year; and”

1.9 Indebtedness. Section 8.03 is amended in the following respects:

(a) In paragraph (c), the reference to “Section 8.6” is amended to read “Section 8.08”; and

(b) At the end of paragraph (i), “and” is deleted, the period at the end of paragraph (j) is replaced with “; and”, and a new paragraph (k) is inserted as follows:

“(k) unsecured Indebtedness under a shelf registration in an aggregate principal amount up to $400 million, provided that (A) such obligations shall: (i) mature no earlier than May 1, 2010; (ii) not provide for any scheduled payments of principal prior to maturity; (iii) be expressly subordinated in right of payment to the prior payment of the Loans and Obligations hereunder and the other Credit Documents, irrespective of any amendment, modification, extension, renewal or refinancing thereof; (iv) provide that upon the occurrence and continuance of an Event of Default hereunder, the Borrower shall cease making payments due on such obligations without any right of acceleration or other action against the Borrower (the “Payment Blockage”); provided however, that in the case of an occurrence and continuance of an Event of Default described in paragraphs (b) through (n), inclusive, of Section 9.01 hereof (a “Blockage Default”), the terms of such obligations may provide that the Borrower shall be permitted to resume payments due on such obligations upon the earlier of the date such Blockage Default is cured or waived or ceases to exist or 179 days after notice of such Blockage Default is provided to the representative of such obligations (the period during which the Payment Blockage is in effect, the “Payment Blockage Period”); provided further, that the terms of such obligation may provide that the total number of days of any Payment Blockage Period may not exceed 179 days in the aggregate during any 360 consecutive day period (it being understood that for purposes of this clause (iv), no Blockage Default that existed or was continuing on the date of the commencement of any Payment Blockage Period shall be the basis of the commencement of a subsequent Payment Blockage Period, whether or not within a period of 360 consecutive days, unless such Blockage Default shall have been cured or waived for a period of not less than 90 days); and (B) the Borrower shall have delivered to the Administrative Agent a compliance certificate demonstrating all of the following on a Pro Forma Basis after giving effect thereto: (i) the Consolidated Leverage Ratio is no greater than 2.0:1.0; (ii) compliance with the financial covenants hereunder and reaffirming that the representations and warranties made hereunder are true and complete in all material respects as of such date; and (iii) that no Default or Event of Default exists.”

1.10 Mergers and Dissolutions. Section 8.04 is amended in the following respects:

(a)	In paragraph (a), the phrases “other than to the Borrower” are deleted; and

(b) At the end of paragraph (e), the period is replaced with “; or”, and a new paragraph (f) is inserted to read as follows:

“(f) PHP Holdings, Inc. (“PHP”) may be a party to a merger or consolidation with AMERIGROUP FLORIDA, INC. (“AMERIGROUP Florida”) or another HMO Subsidiary, provided that AMERIGROUP Florida or such other HMO Subsidiary shall be the surviving entity.”

1.11 Restricted Payments. In Section 8.06, the reference to “$1 million” is amended to read “$15 million”.

1.12 Modifications in respect of Funded Debt. Section 8.07(b) is amended by inserting at the end of that sentence the phrase “in a manner adverse to the interests of the Lenders;”

1.13 No Further Negative Pledges. Section 8.11 is amended to read as follows:

“8.11 No Further Negative Pledges. Create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Subsidiary of the Borrower to (a) pay dividends or make any other distributions on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits to the Borrower or any other Subsidiary of the Borrower, (b) pay any Indebtedness or other obligation to the Borrower or any other Subsidiary of the Borrower, (c) make loans, advances or capital contributions to the Borrower or any other Subsidiary of the Borrower, (d) sell, lease or otherwise transfer any of its properties or assets to the Borrower or any other subsidiary of the Borrower, or (e) act as a Guarantor or grant a Lien on or a pledge of its assets in connection with Indebtedness under the Credit Documents, except, in each case, for such encumbrances or restrictions existing under or by reason of (i) this Credit Agreement and the other Credit Documents; (ii) pursuant to the terms of any Indebtedness in respect of purchase money obligations permitted by Section 8.03(g) to the extent such limitations relate only to the property that is the subject of such financing; (iii) applicable law; (iv) pursuant to the terms of any existing Indebtedness as in effect on the date hereof and refinancings, refunding, renewals or extensions thereof permitted under the Credit Agreement; (v) purchase and sale agreements limiting the transfer of the subject assets pending closing; (vi) agreements relating to assets acquired by the Borrower or a Subsidiary in a transaction permitted under the Credit Agreement; provided that such agreements existed at the time of such acquisition, were not put into place in anticipation of such acquisition and are not applicable to any assets other than the assets so acquired; (vii) any agreement in effect with respect to a Subsidiary at the time such Subsidiary becomes a Subsidiary of the Borrower; provided that such agreement existed at the time of such acquisition and was not put into place in anticipation of such acquisition and is not applicable to any Person other than the Person so acquired; (viii) customary provisions restricting subletting, assignments or other transfers in leases, licenses and other contracts entered in the ordinary course of business; and (ix) agreements with respect to Indebtedness secured by Liens permitted by Section 8.01 that restrict the ability to transfer the assets securing such Indebtedness.”

1.14 Ownership of Subsidiaries; Limitations on Borrower. Section 8.12(b) is amended in the following respects:

(a) the references to “the Borrower” in clauses (i) and (iii)(A) are amended to read “its Subsidiaries”; and

(b)	the reference to “Guarantor” in clause (iii)(B) is amended to read “borrower”.

1.15	Financial Covenants. Section 8.15 is amended in the following respects:

(a) Paragraph (c) entitled “Consolidated Net Worth” is deleted and a new paragraph (c) is inserted to read as follows:

“(c) Statutory Net Worth Ratio. As of the end of each fiscal quarter, the Borrower will maintain:

(i) For HMO Subsidiaries operating in states that require Risk-Based Capital reporting:

(A) With respect to HMO Subsidiaries operating in states in which regulatory action may be taken against an HMO that does not maintain a minimum Statutory Net Worth threshold at a level equal to or greater than Company Action Level, such HMO Subsidiary shall maintain a ratio of Statutory Net Worth to Company Action Level Risk-Based Capital at a level no less than 1.1:1.0;

(B) With respect to other HMO Subsidiaries, each such HMO Subsidiary shall maintain a ratio of Statutory Net Worth to the applicable state’s Statutory Net Worth requirement at a level no less than 1.15:1.0, provided that in no event will the amount required pursuant to this clause (B) be greater than the amount which would be required if clause (A) above were applicable to such HMO Subsidiary; and

(ii) For HMO Subsidiaries operating in states that do not require Risk-Based Capital reporting, each such HMO Subsidiary shall maintain a ratio of Statutory Net Worth to the applicable state’s Statutory Net Worth requirement at a level equal to or greater than 1:15:1.0, provided that in no event will the amount required pursuant to this clause (ii) be greater than the amount which would be required if clause (i)(A) above were applicable to such HMO Subsidiary;

provided in each case that, so long as each HMO Subsidiary maintains at least the applicable minimum Statutory Net Worth threshold of the state in which it operates, (A) unrestricted cash-on-hand held by the Borrower and (B) any unused availability hereunder may be included in the computation of Statutory Net Worth if necessary to comply with the applicable Statutory Net Worth ratio. Compliance with the Statutory Net Worth Ratio will be determined at the end of each fiscal quarter (using as the denominator in each case, for the first three quarters of each year, the prescribed level as of the end of the preceding fiscal year, and for the last fiscal quarter of each year, the prescribed level as of the end of such fiscal year).”

(b) Paragraph (d) is deleted; and

(c) Paragraph (e) is renumbered to be paragraph (d).

1.16 Events of Default. Section 9.01 is amended in the following respects:

(a) The references in paragraphs (e) and (i) to “$5 million” are each amended to read “$10 million”; and

(b) The reference in paragraph (h) to “$5 million” is amended to read “$15 million.”

1.17 Successors and Assigns. In Section 11.07(b)(iv), the reference to “$3,500” is amended to read “$2,500”.

1.18 Miscellaneous. Article XI is amended in the following respects:

(a)	In paragraph (b) of Section 11.18, the phrase “Charlotte, North Carolina” is amended to read “New York, New York”; and

(b) A new Section 11.22 is added to read as follows:

“11.22 Release of PHP. Notwithstanding anything herein or in the other Credit Documents to the contrary, upon the merger or consolidation of PHP with AMERIGROUP Florida or another HMO Subsidiary pursuant to Section 8.04(f) hereof, the Lenders hereby (A) release, without further action or consent, PHP from its obligations and liabilities as (i) a Guarantor under Article IV hereof, (ii) a grantor under the Security Agreement, and (iii) a pledgor under the Pledge Agreement, (B) release their Lien in the Collateral pledged by PHP under the Collateral Documents, and (C) authorize the Administrative Agent and Collateral Agent to, and the Administrative Agent and Collateral Agent shall, execute any documents reasonably required in order to effectuate and evidence such releases.

1.19 Schedule 2.01 (Commitments) is amended and restated to read as attached hereto.

1.20 Schedule 6.08 (Litigation) is amended and restated to read as attached hereto.

1.21 Schedule 6.11 (Intellectual Property) is amended and restated to read as attached hereto.

1.22 Schedule 6.16 (Subsidiaries) is amended and restated to read as attached hereto.

1.23 Schedule 6.23(a) (Real Property) is amended and restated to read as attached hereto.

1.24 Schedule 6.23(b) (Tangible Personal Property) is amended and restated to read as attached hereto.

1.25 Schedule 6.23(c) (Chief Executive Office and Principal Place of Business) is amended and restated to read as attached hereto.

1.26 Schedule 11.02 (Certain Notice Addresses) is amended and restated to read as attached hereto.

2. Conditions Precedent. This Amendment shall be effective immediately upon receipt by the Administrative Agent of all of the following, each in form and substance reasonably satisfactory to the Administrative Agent and the Lenders:

(a) Executed Amendment. Counterparts of this Amendment duly executed by the Credit Parties and the Lenders.

(b) Secretary’s Certificate. A duly executed certificate of a Responsible Officer of each Credit Party, attaching each of the following documents and certifying that each is true, correct and complete and in full force and effect as of the Amendment No. 2 Effectiveness Date:

(i) Charter Documents. Copies of the articles of incorporation of such Credit Party, certified to be true, correct and complete as of a recent date by the appropriate Governmental Authority of the jurisdiction of its organization or formation;

(ii) Bylaws. Copies of the bylaws of such Credit Party.

(iii) Resolutions. Copies of the resolutions of such Credit Party approving and adopting this Amendment, the transactions contemplated therein, and authorizing the execution and delivery thereof;

(iv) Incumbency. Incumbency certificates identifying the Responsible Officers of each Credit Party who are authorized to execute this Amendment and related documents and to act on such Credit Party’s behalf in connection with this Amendment and the Credit Documents; and

(v) Good Standing Certificates. A certificate of good standing or the equivalent, certified as of a recent date by the appropriate Governmental Authority, from each Credit Party’s jurisdiction of incorporation and each other jurisdiction where failure to so qualify would reasonably be expected to result in a Material Adverse Effect.

(c) Legal Opinions. Opinions of legal counsel to each Credit Party opining, among other things, on the enforceability of this Amendment.

(d) Fees. Payment of all fees, including the amendment fee of 50 bps (0.50%) payable to each of the Lenders consenting to this Amendment on the aggregate amount of their respective Revolving Commitment, due in connection herewith, which fees shall be deemed fully earned and due and payable on the effective date of this Amendment.

3. Effectiveness of Amendment. On and after the Amendment No. 2 Effectiveness Date, all references to the Credit Agreement in each of the Credit Documents shall hereafter mean the Credit Agreement as amended by this Amendment. Except as specifically amended hereby or otherwise agreed, the Credit Agreement is hereby ratified and confirmed and shall remain in full force and effect according to its terms.

4. Representations and Warranties; Defaults. The Borrower affirms the following:

(a) all necessary action to authorize the execution, delivery and performance of this Amendment has been taken;

(b) after giving effect to this Amendment, the representations and warranties set forth in the Credit Agreement and the other Credit Documents are true and correct in all material respects as of the date hereof (except those which expressly relate to an earlier period); and

(c) before and after giving effect to this Amendment, no Default or Event of Default shall exist.

5. Full Force and Effect. Except as modified hereby, all of the terms and provisions of the Credit Agreement and the other Credit Documents (including schedules and exhibits thereto) shall remain in full force and effect.

6. Expenses. The Borrower agrees to pay all reasonable costs and expenses of the Administrative Agent in connection with the preparation, execution and delivery of this Amendment, including the reasonable fees and expenses of Moore & Van Allen, PLLC.

7. Counterparts. This Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, and it shall not be necessary in making proof of this Amendment to produce or account for more than one such counterpart. Delivery by any party hereto of an executed counterpart of this Amendment by facsimile shall be effective as such party’s original executed counterpart and shall constitute a representation that such party’s original executed counterpart will be delivered.

8. Governing Law. This Amendment shall be deemed to be a contract made under, and for all purposes shall be construed in accordance with, the laws of the State of New York applicable to agreements made and to be performed entirely within such state. Any legal action or proceeding with respect to this Amendment or any other Credit Document may be brought in the state or federal courts sitting in New York, New York, and by execution and delivery of this Amendment, each Credit Party, the Administrative Agent, the Collateral Agent and each Lender consents, for itself and in respect of its property, to the non-exclusive jurisdiction of those courts. Each Credit Party, the Administrative Agent, the Collateral Agent and each Lender irrevocably waives any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens, that it may now or hereafter have to the bringing of any action or proceeding in such jurisdiction in respect of any Credit Document or other document related thereto. Each Credit Party, the Administrative Agent, the Collateral Agent and each Lender waives personal service of any summons, complaint or other process, that may be made by any other means permitted by the law of such state.

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BORROWER:	AMERIGROUP CORPORATION,

a Delaware corporation

	By:	/s/ Stanley F. Baldwin

Name: Stanley F. Baldwin Title: Executive Vice President, General Counsel and Secretary

GUARANTORS:	PHP HOLDINGS, INC.,

a Florida corporation

By:___/s/ Stanley F. Baldwin __________________________

Name: Stanley F. Baldwin

Title: Chief Operating Officer, President and Secretary

AGENT:	BANK OF AMERICA, N.A., in its capacity as

Administrative Agent and Collateral Agent

	By:	/s/ Amie L. Edwards

Name: Amie L. Edwards

Title: Vice President

LENDERS:            BANK OF AMERICA, N.A., in its capacity as Lender,

?vspace?
---------------

?vspace?

                           L/C Issuer, Lender and Swing Line Lender

?vspace?

                           By:                                  /s/ Amie L. Edwards
                                                                -------------------------

Name: Amie L. Edwards Title: Vice President

CIBC INC.

By: /s/ George Knight

Name: George Knight

Title: Managing Director

CREDIT SUISSE FIRST BOSTON, acting through its Cayman Islands Branch

By: /s/ David Dodd

Name: David Dodd Title: Vice President

By: /s/ Karim Blasetti

Name: Karim Blasetti

Title: Associate

WACHOVIA BANK, NATIONAL ASSOCIATION

By: /s/ Timothy F. Galage

Name: Timothy F. Galage Title: Senior Vice President

THE BANK OF NEW YORK

By: /s/ William M. Barnum, Jr.

Name: William M. Barnum. Jr. Title: Vice President

BRANCH BANKING & TRUST COMPANY OF VIRGINIA

By: /s/ C. Marcus Boggs, Jr.

Name: C. Marcus Boggs, Jr. Title: Senior Vice President

FIRST TENNESSEE BANK NA

By: /s/ John C. Fox

Name: John C. Fox Title: Executive Vice President

LASALLE BANK NATIONAL ASSOCIATION

By: /s/ Vanessa R. Garza

Name: Vanessa R. Garza Title: Commercial Banking Officer

REGIONS BANK

By: /s/ Robert Y. Bennett

Name: Robert Y. Bennett Title: Senior Vice President

SUNTRUST BANK

By: /s/ David P. Singleton

Name: David P. Singleton

Title: Managing Director

UBS LOAN FINANCE LLC

By: /s/ Wilfred V. Saint

Name: Wilfred V. Saint

Title: Director

By: /s/ Joselin Fernandes

Name: Joselin Fernandes

Title: Associate Director

Schedules intentionally omitted